Exhibit 23.3

Consent of Independent Auditors

We consent to the use of our report dated March 17, 2006, with respect to the consolidated financial statements of Pulaski Investment Corporation, included in the Registration Statement on Form S-4 and the related Prospectus of IBERIABANK Corporation. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Kemp & Company

Little Rock, Arkansas

January 11, 2007